LM Funding America Announces Strategic Expansion into High-Performance Computing and AI Infrastructure

Company Orders Initial AI GPU Hardware, Markets Available Power Capacity to AI Customers, and Sees Potential $20M–$50M Annual Revenue Opportunity Assuming Full Buildout

TAMPA, FL, June 23, 2026 — LM Funding America, Inc. (Nasdaq: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced a strategic expansion into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure. The Company has ordered its initial AI GPU server hardware for this AI-HPC business expansion for deployment at its Oklahoma facility and is actively marketing its available power capacity at both of its facilities to qualified AI co-location and power hosting customers with additional capacity to follow as demand follows. The expansion leverages LM Funding’s 26 megawatts of wholly-owned, operational power infrastructure, which was built in fifteen months, is operated without outside management, and is currently carrying average power costs of approximately $0.046 per kilowatt-hour.

26 Megawatts. Fifteen Months. Built From Scratch.

LM Funding built its power infrastructure from zero to 26 wholly-owned megawatts in approximately fifteen months. The Company acquired and developed its Oklahoma facility in December 2024 and then in September 2025 acquired an underutilized facility from Greenidge Generation in Columbus, Mississippi — a site the Company has since expanded and optimized. Both facilities are operated entirely under LM Funding’s control, with power costs averaging approximately $0.046 per kilowatt-hour, which the Company believes is among the most competitive in the sector.

The Company currently operates approximately 22 megawatts of its capacity in active Bitcoin mining operations. All or a part of the Company’s megawatts are immediately addressable for AI-HPC deployment — available now for co-location, power hosting, or direct GPU compute operations, with the additional Bitcoin mining infrastructure to be quickly transitioned for AI-HPC requirements to the extent needed. LM Funding is actively marketing this capacity and welcomes inquiries from qualified counterparties.

The Company is additionally in discussions with its Oklahoma power provider regarding a potential capacity expansion of between 10 and 50 megawatts, subject to load studies and related assessments. LM Funding also continues to evaluate additional power site acquisitions with the objective of accumulating low-cost power assets that can be operated as Bitcoin mines and transitioned to AI as demand and infrastructure solutions mature.

The AI Compute Market Came to Our Sites

The Company believes that the defining constraint in AI infrastructure is no longer floor space or fiber — it is power. Industry analysts increasingly describe a “power-first deployment strategy” as the emerging model: modular GPU infrastructure deployed directly where low-cost, operational power already exists, enabling time-to-revenue measured in months rather than years. The Company believes that LM Funding’s Oklahoma and Mississippi facilities are well suited for this model.

The same attributes that define a high-quality Bitcoin mining operation — owned power, low and stable energy costs, operational infrastructure, and room to scale — are precisely what the AI compute market is seeking. New modular and containerized data center technologies are making GPU deployment viable at sites like LM Funding’s for the first time, and the Company believes the convergence of this infrastructure technology with accelerating customer demand creates a timely and compelling opportunity for operators with the Company’s profile.

First Steps: Hardware Ordered, Mississippi Capacity Available Now

As an initial and deliberate step, LM Funding has ordered GPU server hardware incorporating NVIDIA professional-grade graphics processing units for deployment at its Oklahoma facility. Upon deployment, this system will be listed on a GPU compute marketplace to generate early revenue and — equally important — to build the operational knowledge, unit economics, and staff capability the Company needs to execute at larger scale. The Company views this initial deployment as a proof of concept: real hardware, real workloads, and real data about what it takes to operate GPU infrastructure at its sites.

Simultaneously, LM Funding is marketing up to 10 megawatts of currently available capacity to qualified counterparties for AI co-location and power hosting. This capacity is operational, energized, and available now. Qualified parties interested in the Company's available capacity are invited to contact KCSA Strategic Communications using the investor contact information below.

LM Funding is also evaluating modular and containerized data center solutions designed specifically for the conversion of existing power infrastructure to GPU compute workloads. Management is engaged with emerging vendors in this space and intends to position itself to move quickly when and if the right infrastructure solution is available.

LM Funding’s objective is to own and operate its AI-HPC infrastructure directly — delivering compute from its own facilities rather than simply providing power or space to third parties. The Company is not seeking to be a landlord. It intends to own the full value chain from the wire to the workload, consistent with how it has built and operated its Bitcoin mining business. The Company intends to fund the initial AI expansion through a combination of its Bitcoin mining operations and Bitcoin treasury.

Financial Position and Revenue Potential

LM Funding’s Bitcoin treasury was 322.7 Bitcoin valued at approximately $23.8 million as of May 31, 2026, or $1.11 per share, as compared to a share price of $0.26 as of May 29, 2026.[1]Mining operations produced 9.8 Bitcoin in May 2026 and continue to generate ongoing revenue alongside the Company’s treasury position.

Based on industry benchmarks, the Company believes that it may have a revenue opportunity of between $800,000 and $2 million per megawatt annually against an estimated buildout cost of $10 to $12 million per megawatt. At LM Funding’s current 26-megawatt capacity, the Company believes a full AI buildout could support annual revenues of between $20 million and $50 million. Such a buildout would require additional funding through either the debt or capital markets. With ongoing discussions to expand Oklahoma capacity by an additional 10 to 50 megawatts and the Company’s continued evaluation of additional site acquisitions, management believes the runway ahead is substantial. LM Funding’s existing Bitcoin mining fleet will continue to operate as currently deployed, with AI-HPC infrastructure expected to be introduced alongside and ultimately replacing mining equipment over time to the extent that the AI expansion warrants.

Management Commentary

“In fifteen months we went from zero to 26 megawatts of wholly-owned, low-cost power infrastructure — acquiring sites, developing them ourselves, and operating everything we own. That discipline is exactly what positions us for what is happening right now in AI compute. The AI market arrived at sites like ours faster than anyone in this industry anticipated. We did not build these sites for AI-- we built them to mine Bitcoin efficiently. But the same attributes that make a great mining site turn out to be exactly what the AI compute market needs: owned power, low cost, operational infrastructure, and room to grow. The same team that built LM Funding's power infrastructure from scratch is the team executing this expansion — with the same ownership philosophy, the same financial discipline, and the same approach of building things we intend to keep. Our Bitcoin treasury is real, it is liquid, and at current prices it is worth multiples of our stock price. What we are building toward in HPC — owning the infrastructure, operating it ourselves, delivering compute from our own facilities — is a tremendous opportunity. The market has already begun to re-rate companies that made this transition credibly, and we intend to be one of them.”

— Bruce Rodgers, Chairman and Chief Executive Officer

“Our sites are operationally proven and our team knows how to run power-dense compute infrastructure around the clock. What we demonstrated at Mississippi — taking an underutilized facility and growing its efficiency and output — is exactly the playbook we intend to bring to AI. That experience does not need to be replaced to enter AI. It needs to be applied. Starting with our first AI GPU deployment at Oklahoma gives us the hands-on data to do this right, while our 10 megawatts of available capacity positions us to move quickly when the right infrastructure solution and customer opportunity align.”

— Ryan Duran, President, US Digital Mining and Hosting

“Our Bitcoin treasury provides meaningful working capital to fund the early phases of this initiative. Mining operations continue to generate revenue alongside that treasury position. We believe the value of LM Funding's power infrastructure is not yet reflected in our stock price, and that disciplined execution on this initiative is the path to closing that gap.”

— Richard Russell, Chief Financial Officer

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi and holds 322.7 Bitcoin as of May 31, 2026. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the

Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Todd Fromer

Tfromer@KCSA.com

732-241-5193

[1] Bitcoin treasury calculated using 322.7 Bitcoin held as of 05/31/26 and Bitcoin price of approximately $73,800 as of 05/31/26. Bitcoin per share calculated using 21,530,281 diluted shares outstanding as of 05/31/26, which includes 17,352,281 shares outstanding and 4,178,000 warrants with an exercise price of $0.001 per share as of 05/31/26.

[2] Revenue and buildout cost projections are based on industry benchmarks and published data for HPC and AI compute infrastructure. These figures represent potential outcomes assuming full deployment of available power capacity and are not LMFA-specific guidance. Actual results will depend on customer contracts, infrastructure costs, utilization rates, and other factors.

[1] Bitcoin treasury calculated using 322.7 Bitcoin held as of 05/31/26 and Bitcoin price of approximately $73,800 as of 05/31/26. Bitcoin per share calculated using 21,530,281 diluted shares outstanding as of 05/31/26 which includes 17,352,281 shares outstanding and 4,178,000 warrants with an exercise price of $0.001 per share as of 05/31/26.